Exhibit 99.2

New York | +1 212 606 7176 | Lauren Gioia | Lauren.Gioia@Sothebys.com | Dan Abernethy | Dan.Abernethy@Sothebys.com
London | +44 207 293 6000 | Mitzi Mina | Mitzi.Mina@Sothebys.com |

ADAM CHINN APPOINTED
CHIEF OPERATING OFFICER OF SOTHEBY’S

NEW YORK, 1 February 2017 - Sotheby’s (NYSE: BID) is pleased to announce the appointment of Adam Chinn to the role of Chief Operating Officer.  The seasoned executive will continue to serve as the Company’s top deal-maker and will have management responsibility for business leaders in key areas of operation. Chinn will work closely with Sotheby’s leadership around the globe and report directly to Tad Smith, Sotheby’s CEO.

“Since his arrival with our acquisition of Art Agency, Partners a year ago, Adam has played a crucial role in improving our margins through superior deal-making as well as influencing better commercial decision-making throughout the company,” said Tad Smith, Sotheby’s CEO. “He is a passionate advocate for Sotheby’s, our clients and shareholders, and I am thrilled he is taking on this expanded leadership role in the company.”

Adam Chinn joined Sotheby’s in January 2016 through the acquisition of Art Agency, Partners, where he had been a partner for two years. Prior to that, Adam was a co-founder of the boutique investment bank Centerview Partners LLC and a former partner at Wachtell, Lipton, Rosen & Katz. He has been closely involved in many significant merger and acquisitions transactions, including transformative deals in the financial services, media, and entertainment sectors, over the course of his career in banking and law.

Chinn currently serves as the Chairman of the Board of the Young People’s Chorus of NYC and as a member of the Board of the On Course Foundation. He is a graduate of New York University School of Law and Oxford University.

Exhibit 99.2

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Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection advisory services of its subsidiary, Art Agency, Partners.  Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

*Estimates do not include buyer’s premium. Prices achieved include the hammer price plus buyer’s premium and are net of any fees paid to the purchaser where the purchaser provided an irrevocable bid.

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